SECURITIES & EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO RULE 13d-2

(Amendment No. 1)*

Medicus Sciences Acquisition Corp

(Name of Issuer)

Common Stock

(Title of Class of Securities)

G5960S116**

(CUSIP Number)

December 31, 2021

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

(Page 1 of 17 Pages)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

** The Class A Ordinary Shares have no CUSIP number. The CUSIP number for the units that include the Class A Ordinary Shares is G5960S116.

The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G5960S116	13G	Page 2 of 17 Pages

(1)	NAMES OF REPORTING PERSONS HealthCor Management, L.P.
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5)	SOLE VOTING POWER 0
	(6)	SHARED VOTING POWER 0
	(7)	SOLE DISPOSITIVE POWER 0
	(8)	SHARED DISPOSITIVE POWER 0

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
(12)	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. G5960S116	13G	Page 3 of 17 Pages

(1)	NAMES OF REPORTING PERSONS HealthCor Associates, LLC
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5)	SOLE VOTING POWER 0
	(6)	SHARED VOTING POWER 0
	(7)	SOLE DISPOSITIVE POWER 0
	(8)	SHARED DISPOSITIVE POWER 0

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
(12)	TYPE OF REPORTING PERSON (see instructions) OO - limited liability company

CUSIP No. G5960S116	13G	Page 4 of 17 Pages

(1)	NAMES OF REPORTING PERSONS HealthCor Offshore Master Fund, L.P.
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5)	SOLE VOTING POWER 0
	(6)	SHARED VOTING POWER 0
	(7)	SOLE DISPOSITIVE POWER 0
	(8)	SHARED DISPOSITIVE POWER 0

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
(12)	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. G5960S116	13G	Page 5 of 17 Pages

(1)	NAMES OF REPORTING PERSONS HealthCor Offshore GP, LLC
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5)	SOLE VOTING POWER 0
	(6)	SHARED VOTING POWER 0
	(7)	SOLE DISPOSITIVE POWER 0
	(8)	SHARED DISPOSITIVE POWER 0

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
(12)	TYPE OF REPORTING PERSON (see instructions) OO - limited liability company

CUSIP No. G5960S116	13G	Page 6 of 17 Pages

(1)	NAMES OF REPORTING PERSONS HealthCor Group, LLC
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5)	SOLE VOTING POWER 0
	(6)	SHARED VOTING POWER 0
	(7)	SOLE DISPOSITIVE POWER 0
	(8)	SHARED DISPOSITIVE POWER 0

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
(12)	TYPE OF REPORTING PERSON (see instructions) OO - limited liability company

CUSIP No. G5960S116	13G	Page 7 of 17 Pages

(1)	NAMES OF REPORTING PERSONS Arthur Cohen
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5)	SOLE VOTING POWER 0
	(6)	SHARED VOTING POWER 0
	(7)	SOLE DISPOSITIVE POWER 0
	(8)	SHARED DISPOSITIVE POWER 0

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
(12)	TYPE OF REPORTING PERSON (see instructions) IN

CUSIP No. G5960S116	13G	Page 8 of 17 Pages

(1)	NAMES OF REPORTING PERSONS Joseph Healey
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5)	SOLE VOTING POWER 0
	(6)	SHARED VOTING POWER 0
	(7)	SOLE DISPOSITIVE POWER 0
	(8)	SHARED DISPOSITIVE POWER 0

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
(12)	TYPE OF REPORTING PERSON (see instructions) IN

CUSIP No. G5960S116	13G	Page 9 of 17 Pages

(1)	NAMES OF REPORTING PERSONS HealthCor Sanatate Offshore Master Fund, L.P.
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5)	SOLE VOTING POWER 0
	(6)	SHARED VOTING POWER 0
	(7)	SOLE DISPOSITIVE POWER 0
	(8)	SHARED DISPOSITIVE POWER 0

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
(12)	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. G5960S116	13G	Page 10 of 17 Pages

(1)	NAMES OF REPORTING PERSONS HealthCor Offshore II GP, LLC
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5)	SOLE VOTING POWER 0
	(6)	SHARED VOTING POWER 0
	(7)	SOLE DISPOSITIVE POWER 0
	(8)	SHARED DISPOSITIVE POWER 0

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
(12)	TYPE OF REPORTING PERSON (see instructions) OO - limited liability company

CUSIP No. G5960S116	13G	Page 11 of 17 Pages

(1)	NAMES OF REPORTING PERSONS HealthCor Therapeutics Master Fund, L.P.
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5)	SOLE VOTING POWER 0
	(6)	SHARED VOTING POWER 0
	(7)	SOLE DISPOSITIVE POWER 0
	(8)	SHARED DISPOSITIVE POWER 0

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
(12)	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. G5960S116	13G	Page 12 of 17 Pages

(1)	NAMES OF REPORTING PERSONS HealthCor Therapeutics GP, LLC
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
(3)	SEC USE ONLY
(4)	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5)	SOLE VOTING POWER 0
	(6)	SHARED VOTING POWER 0
	(7)	SOLE DISPOSITIVE POWER 0
	(8)	SHARED DISPOSITIVE POWER 0

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
(12)	TYPE OF REPORTING PERSON (see instructions) OO - limited liability company

CUSIP No. G5960S116	13G	Page 13 of 17 Pages

Item 1(a).	Name of Issuer:

Medicus Sciences Acquisition Corp.

Item 1(b).	Address of Issuer's Principal Executive Offices:

152 West 57th Street, Floor 20, New York, NY 10019

Item 2 (a, b, c).	Name of Person Filing:

(i) HealthCor Management, L.P., a Delaware limited partnership, 55 Hudson Yards, 28th Floor, New York, NY 10001;

(ii) HealthCor Associates, LLC, a Delaware limited liability company, 55 Hudson Yards, 28th Floor, New York, NY 10001;

(iii) HealthCor Offshore Master Fund, L.P., a Cayman Islands limited partnership, 55 Hudson Yards, 28th Floor, New York, NY 10001;

(iv) HealthCor Offshore GP, LLC, a Delaware limited liability company, 55 Hudson Yards, 28th Floor, New York, NY 10001;

(v) HealthCor Group, LLC, a Delaware limited liability company, 55 Hudson Yards, 28th Floor, New York, NY 10001;

(vi)  Joseph Healey, 55 Hudson Yards, 28th Floor, New York, NY 10001;

(vii) Arthur Cohen, 12 South Main Street, #203 Norwalk, CT 06854;

(viii)  HealthCor Sanatate Offshore Master Fund, L.P., a Cayman Islands limited partnership, 55 Hudson Yards, 28th Floor, New York, NY 10001;

(ix) HealthCor Offshore II GP, LLC, a Delaware limited liability company, 55 Hudson Yards, 28th Floor, New York, NY 10001;

(x)  HealthCor Therapeutics Master Fund, L.P., a Cayman Islands limited partnership, 55 Hudson Yards, 28th Floor, New York, NY 10001; and

(xi) HealthCor Therapeutics GP, LLC, a Delaware limited liability company, 55 Hudson Yards, 28th Floor, New York, NY 10001.

Both Mr. Healey and Mr. Cohen are United States citizens.

The persons at (i) through (xi) above are collectively referred to herein as the "Reporting Persons".

CUSIP No. G5960S116	13G	Page 14 of 17 Pages

Item 2(d).	Title of Class of Securities: Common Stock (the "Common Stock")

Item 2(e).	CUSIP Number: G5960S116

Item 3.	Not applicable.

Item 4.	Ownership.

The information required by Items 4(a) - (c) is set forth in Rows 5 - 11 of the cover page for each Reporting Person hereto and is incorporated herein by reference for each such Reporting Person.

Item 5.	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable

Item 8.	Identification and Classification of Members of the Group.

See Exhibit I.

Item 9.	Notice of Dissolution of Group.

Not Applicable

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. G5960S116	13G	Page 15 of 17 Pages

Exhibits:

Exhibit I:	Joint Acquisition Statement

CUSIP No. G5960S116	13G	Page 16 of 17 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED: February 14, 2022

HEALTHCOR MANAGEMENT, L.P.

By: HealthCor Associates, LLC, its general partner

/s/ Laurie Hadick
Name: Laurie Hadick
Title: Chief Compliance Officer

HEALTHCOR OFFSHORE GP, LLC, for itself and as general partner of behalf of HEALTHCOR OFFSHORE MASTER FUND, L.P.

By: HealthCor Group, LLC, its general partner

/s/ Laurie Hadick
Name: Laurie Hadick
Title: Chief Compliance Officer

CUSIP No. G5960S116	13G	Page 17 of 17 Pages

HEALTHCOR OFFSHORE II GP, LLC, for itself and as general partner of behalf of HEALTHCOR SANATATE OFFSHORE MASTER FUND, L.P.

By: HealthCor Group, LLC, its general partner

/s/ Laurie Hadick
Name: Laurie Hadick
Title: Chief Compliance Officer

HEALTHCOR THERAPEUTICS GP, LLC, for itself and as general partner of behalf of HEALTHCOR THERAPEUTICS MASTER FUND, L.P.

By: HealthCor Group, LLC, its general partner

/s/ Laurie Hadick
Name: Laurie Hadick
Title: Chief Compliance Officer

HEALTHCOR ASSOCIATES, LLC

/s/ Laurie Hadick
Name: Laurie Hadick
Title: Chief Compliance Officer

HEALTHCOR GROUP, LLC

/s/ Laurie Hadick
Name: Laurie Hadick
Title: Chief Compliance Officer

JOSEPH HEALEY, Individually

/s/ Joseph Healey

ARTHUR COHEN, Individually

/s/ Arthur Cohen